Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 Fax 212 345 4838 www.mmc.com

News Release	Exhibit 99.1

LORD LANG OF MONKTON TO SUCCEED STEPHEN R. HARDIS
AS INDEPENDENT CHAIRMAN OF THE MMC BOARD OF DIRECTORS
IN MAY 2011

NEW YORK, July 26, 2010 — The Board of Directors of Marsh & McLennan Companies, Inc. (MMC) announced today that Ian Lang, Lord Lang of Monkton, will succeed Stephen R. Hardis as Independent Chairman of the MMC Board of Directors when Mr. Hardis retires from the Board in May 2011.  Mr. Hardis will retire from the MMC Board next year in accordance with the mandatory retirement age provision contained in MMC’s corporate governance guidelines.

Mr. Hardis, who joined the MMC Board in 1998, has served as Independent Chairman since May 2006. In addition to serving as Chair of the Board’s Executive Committee, he also serves on the Compensation, Directors and Governance, and Finance committees.

Commenting on his upcoming retirement, Mr. Hardis said: “Serving on MMC’s Board of Directors has been a great privilege, and I am particularly proud of what the company has accomplished in recent years.  Ian has been a wonderful partner over these past 12 years. He is intimately familiar with Marsh & McLennan and the unique value proposition it has for clients and, ultimately, shareholders. In my estimation, he will make an excellent Independent Chairman when he assumes the post next May.  In the meantime, I look forward to working with Ian on a smooth transition.”

Lord Lang joined the MMC Board in 1997.  He chaired the Audit Committee from 1998 to 2001 and has served as chair of the Compensation Committee since 2007.  Lord Lang began his career as an insurance broker.  He later served as a member of the British Parliament from 1979 to 1997; in the Cabinet as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997; and as Secretary of State for Scotland from 1990 to 1995.

In selecting Lord Lang, MMC maintains the separation of the Chairman and CEO roles in keeping with corporate governance best practices.

“I am honored to be taking the role of Independent Chairman of this Board of experienced leaders,” commented Lord Lang. “Steve Hardis has set the bar high, but I look forward to following his fine example in seeking to help MMC achieve its strategic goals and in providing value for shareholders.”

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue exceeding $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

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